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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statement on Form S-8 of The Houston Exploration Company 401(k) Plan & Trust (the "Plan") of our report dated November 16, 2000, relating to the statements of net assets available for plan benefits of The Houston Exploration Company 401(k) Plan & Trust as of December 31, 1999 and September 30, 1999 and the related statements of changes in net assets available for plan benefits for the three months ended December 31, 1999 and the supplemental schedule of assets held for investment as of December 31, 1999 included in this Annual Report on Form 11-K.


                                       /s/ Arthur Andersen LLP
                                      ------------------------


New York, New York
April 26, 2001